Exhibit (a)(1)(M)

TURTLE BEACH CORPORATION

2013 STOCK-BASED INCENTIVE COMPENSATION PLAN

OPTION AGREEMENT

This OPTION AGREEMENT (this “Agreement”), dated as of [                    ] (the “Grant Date”), is by and between Turtle Beach Corporation, a Nevada corporation (the “Company”), and [                    ] (the “Optionee”)

WITNESSETH:

WHEREAS, the Company desires to afford the Optionee an opportunity to purchase Shares of the Company as hereinafter provided, in accordance with the provisions of the Turtle Beach Corporation 2013 Stock-Based Incentive Compensation Plan (the “Plan”), a copy of which is attached hereto as Exhibit A;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Option. The Company hereby grants to the Optionee a Non-Qualified Stock Option (the “Option”) to purchase [            ] shares of the Company’s common stock (the “Shares”). The Option is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Plan now in effect and as it may be amended from time to time.

2. Purchase Price. The exercise price of the Shares covered by the Option shall be $[        ] per Share (the “Option Price”).

3. Option Term. Unless earlier terminated pursuant to any provision of the Plan or this Agreement, the Option shall expire on [            ] (the “Expiration Date”). The Option shall not be exercisable after the Expiration Date.

4. Vesting. [For participants whose eligible stock options are partially or wholly vested: The Option is vested and exercisable with respect to [            ] underlying Shares as of the Grant Date]. Subject to the Optionee’s [continuing employment/service] in good standing with the Company or any Subsidiary or Affiliate, the Option shall vest and become exercisable [(i) with respect to [            ] of the remaining underlying Shares on [                    ] and (ii) with respect to [            ] of the remaining underlying Shares on the [    ] day of each month thereafter]; [provided, that [            ] Shares shall vest and become exercisable on [            ]]. [For Drs. Sara Mattson and Ritvik Mehta: Notwithstanding the foregoing, (a) no portion of the Option shall be exercisable until the first commercial sale by the Company of a “Covered Product” as contemplated by the Consulting Services Agreement, dated July 7, 2014 (the “Consulting Agreement”), by and between the Company and the California Hearing and Balance Center (the “Commercial Sale Condition”) and (b) the Option will become fully vested and exercisable if the Consulting Agreement is terminated by the Company pursuant to Section 5.2(a) thereof during the period beginning 30 days prior to a Change in Control and ending 90 days thereafter.]

5. Effect of Termination of Service. If the Optionee ceases to [be employed by/provide services to] the Company or any Subsidiary or Affiliate for any reason, the unvested portion of the Option shall immediately cease to vest and be forfeited with no compensation due to the Optionee, and, unless the Optionee is terminated for cause, the vested portion of the Option shall remain exercisable until the earlier of (i) the date that is three months following the Optionee’s termination date and (ii) the Expiration Date. [For participants whose eligible stock options contain double trigger change in control provisions: Notwithstanding the foregoing, if the

Optionee’s employment is terminated by the Company or any Subsidiary or Affiliate without cause during the one year period beginning on the date of a Change in Control, the unvested portion of the Option shall vest and remain exercisable in accordance with the immediately preceding sentence].

6. [For participants whose eligible stock options contain single or double trigger change in control provisions: Change in Control. [For participants whose eligible stock options contain double trigger change in control provisions: Except as provided in Section 5 above or as otherwise determined by the Committee pursuant to Section 4.3 of the Plan, a Change in Control shall have no effect on the vesting or exercisability of the Option.] [For participants whose eligible stock options contain single trigger change in control provisions, other than Juergen Stark: Any outstanding, unexercised portion of the Option shall be cancelled immediately upon the consummation of a Change in Control. If the Option Price per Share is greater than the consideration being paid per Share in such Change in Control, the Company shall have no further obligation to the Optionee hereunder. If the Option Price per Share is less than the consideration being paid per Share in such Change in Control, the Company shall pay the Optionee an amount equal to the product of (i) the excess of the consideration being paid per Share in such Change in Control over the Option Price per Share and (ii) the number of Shares underlying the unexercised portion of the Option, whether or not vested, as soon as practicable following such Change in Control.] [For Juergen Stark: Immediately prior to the consummation of a Change in Control, 50% of the then-unvested portion of the Option shall vest; provided, further, that the other 50% of the then-unvested portion of the Option (the “Unvested CIC Options”) shall also vest immediately prior to the consummation of a Change in Control unless the successor company or its direct or indirect parent agrees to assume the Unvested CIC Options or replace them with options that maintain the existing aggregate option spread of the Unvested CIC Options, provide for vesting that is not less favorable to Optionee than the Unvested CIC Options and are otherwise substantially similar to the Unvested CIC Options in connection with the Change in Control.]

7. Method of Exercise. [For Drs. Sara Mattson and Ritvik Mehta: Subject to the satisfaction of the Commercial Sale Condition,] The Optionee may exercise the Option by delivering notice to the Company in a form specified or accepted by the Committee and signed by the Optionee or the person then having the right to exercise the Option, specifying the number of Shares with respect to which the Option is being exercised and the Option Price per Share, and paying to the Company the aggregate Option Price. The aggregate Option Price must be paid within three days of the date of exercise: (i) in cash, (ii) with the proceeds received from a broker-dealer whom the Optionee has authorized to sell all or a portion of the Shares covered by the Option, or (iii) with the consent of the Committee, in whole or in part in Common Stock held by the Optionee and valued at Fair Market Value on the date of exercise. The Option may be exercised only for a whole number of Shares.

8. Transferability of Option. Except as provided in the Plan, the Option is not assignable or transferable, in whole or in part, by the Optionee other than by will or by the laws of descent and distribution and, during the lifetime of the Optionee, the Option shall be exercisable only by the Optionee or, in the event of his or her disability, by his or her guardian or legal representative.

9. Rights as a Shareholder. The Optionee shall have no rights of a shareholder with respect to the Shares underlying the Option (including no right to receive dividends or to vote shares) unless and until such Shares are transferred to the Optionee upon the exercise of the Option.

10. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Optionee any right to be retained in any position with the Company or any Subsidiary or Affiliate. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or any Subsidiary or Affiliate to terminate the Optionee’s employment or other service-relationship, at any time, with or without cause.

11. Plan Terms; Definitions. This Option is issued under the Plan and governed by its terms. Except as specifically set forth herein, in the event of any inconsistency in the Plan and this Agreement, the Plan’s terms control. Any term capitalized herein that is not separately defined shall have the meaning set forth in the Plan.

12. Governing Law. To the extent that Federal laws do not otherwise control, the validity and construction of this Agreement shall be construed and enforced in accordance with the laws of the State of California, but without giving effect to the choice of law principles thereof.

13. Withholding of Taxes. Prior to the issuance of Shares upon the exercise of the Option, the Optionee must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. The Optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Option by tendering a cash payment or, with the prior consent of the Committee in its sole discretion, by (a) authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant as a result of the exercise of the Option; provided, however, that no Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (b) delivering to the Company previously owned and unencumbered shares of Common Stock. The Company has the right to withhold such amounts from any compensation paid to a Participant.

14. Entire Agreement; Receipt of Documents. This Agreement and the Plan set forth the entire understanding of the parties hereto and supersede all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof. The Optionee hereby acknowledges receipt of a copy of the Plan and this Agreement, represents that he or she has read and understands the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Agreement.

15. Counterparts. This Agreement may be executed and delivered in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement shall become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof. Any signature delivered by fax or in pdf format shall have the same force and effect as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Optionee has hereunto set his or her hand and seal, all as of the day and year first above written.

OPTIONEE	TURTLE BEACH CORPORATION

By:
Optionee’s Signature	Title:

Date	Date

[EXHIBIT A – COPY OF 2013 PLAN]